UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CROSSTEX ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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FOR IMMEDIATE RELEASE
September 11, 2006
CROSSTEX ENERGY, INC. PROPOSES INCREASE IN
AUTHORIZED SHARES TO EFFECT STOCK SPLIT
DALLAS, September 11, 2006 — Crosstex Energy, Inc. (NASDAQ: XTXI) announced today that its Board of Directors has approved, subject to stockholder approval, an amendment to its Restated Certificate of Incorporation that would allow the corporation to effect a 3-for-1 stock split in the form of a stock dividend. The amendment increases Crosstex’ authorized number of shares of capital stock from 20 million shares, consisting of 19 million shares of common stock and one million shares of preferred stock, to 150 million shares, consisting of 140 million shares of common stock and 10 million shares of preferred stock.
Crosstex will file a proxy statement with the Securities and Exchange Commission that will be used to seek approval of the amendment by its stockholders at a special meeting to be held October 26, 2006. Stockholders of record at the close of business September 20, 2006, will be entitled to notice of and to vote at the special meeting.
The corporation currently plans to use a number of additional shares of common stock to effect a 3-for-1 stock split subject to favorable market conditions and stockholder approval of the amendment to the Restated Certificate of Incorporation. The corporation currently has no other plans to use the additional shares, although they would be available to use for other corporate purposes.
Additional Information
In connection with the proposed special meeting of stockholders to vote on the proposal to amend Crosstex’s Restated Certificate of Incorporation, Crosstex will file a definitive proxy statement with the Securities and Exchange Commission. Pursuant to the proxy statement, Crosstex’s Board of Directors will be soliciting proxies from Crosstex’s stockholders.
Stockholders are advised to read the proxy statement when it becomes available because it will contain important information. Information regarding the interests of the participants in the solicitation of proxies will be described in the proxy statement. Investors and other security holders can obtain copies of the proxy statement free of charge when it becomes available by directing a request to Crosstex Energy, Inc., Investor Relations, 2501 Cedar Springs Road, Dallas, Texas 75201, telephone (214) 953-9500. Free copies of the proxy statement also can be obtained when it becomes available by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.
About the Crosstex Energy Companies
Crosstex Energy, L.P. (NASDAQ: XTEX), a midstream natural gas corporation headquartered in Dallas, operates over 5,000 miles of pipeline, twelve processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
Forward-Looking Statements
In this press release, the statements regarding Crosstex’ plans to hold a special stockholders’ meeting and mail a proxy statement to Crosstex’ stockholders and statements regarding a proposed vote by Crosstex’ stockholders on the proposal to amend Crosstex’ Restated Certificate of Incorporation to increase Crosstex’ authorized number of shares of common and preferred stock and statements regarding plans to effect a stock split are forward-looking statements. These statements are based on currently available information and assumptions and expectations that the corporation believes are reasonable. However, the corporation’s assumptions and expectations are subject to a wide range of business risks. The corporation has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Investor Contact:	William W. Davis, Executive V.P. and Chief Financial Officer
Phone: 214-953-9500
Media Contact:	Jill McMillan, Public Relations Specialist
Phone: 214-721-9271